Exhibit (h)(32)

Amended

Appendix A

to the

NORTHERN LIGHTS FUND TRUST II

OPERATING EXPENSES LIMITATION AGREEMENT

(as a percentage of average daily net assets)

Hodges Fund	0.93%
Hodges Small Cap Growth Fund
Institutional Class	0.99%
Retail Class	0.99%
Class A	0.99%
Hodges Small Intrinsic Value Fund
Institutional Class	0.98%
Retail Class	1.01%
Hodges Blue Chip Equity Income Fund	1.05%

The parties hereto agree to the terms of this Appendix A effective as of July 29, 2025.

NORTHERN LIGHTS FUND TRUST II

By: /s/ Kevin Wolf

Name: Kevin Wolf

Title: President

HODGES CAPITAL MANAGEMENT

By: /s/ Charmagne Darabadey

Name: Charmagne Darabadey

Title: CCO